EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-14891, 333-66377, and 333-66379 of QMS, Inc. and subsidiaries on Form S-8 of our report dated March 2, 2000 (March 20, 2000 as to the fifth paragraphs of Note 8 and Note 20) appearing in the Annual Report on Form 10-K of
QMS, Inc. and subsidiaries for the fiscal year ended December 31, 1999.



DELOITTE & TOUCHE LLP

Birmingham, Alabama
March 27, 2000